Exhibit 99.1

11730 Plaza America, Suite 700

Reston, VA 20190

News Release

Contacts:

Brian J. Clark, President

(703) 707-6900

NCI Reports Second Quarter 2013 Financial and Operating Results

Diluted EPS of $0.14 exceeds top end of guidance

RESTON, VA, July 31, 2013 – NCI, Inc. (NASDAQ: NCIT), a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies, today announced its financial and operating results for the second quarter ended June 30, 2013.

Second quarter 2013 revenue exceeded the midpoint of management’s guidance range issued last quarter; diluted earnings per share (EPS) exceeded the high end of guidance by $0.02.

Second Quarter 2013 Results

For the three months ended June 30, 2013, revenue decreased by 9.0%, or $8.2 million, from the same period a year ago to $83.0 million. The decrease resulted primarily from the expiration of task orders and contracts; reductions in scope of work, including $3.8 million from NCI’s PEO Soldier contract; and funding shortfalls as a result of customers’ budgetary constraints. The year-over-year decrease was partially offset by revenue from new contracts and task orders. NCI’s PEO Soldier contract accounted for 13.9% of revenue compared with 16.8% of revenue for the same period during 2012.

General and administrative expenses decreased 3.4%, or $0.2 million, for the three months ended June 30, 2013, compared with the same period a year ago. During the second quarter, NCI’s continued investment in business development was more than offset by reduced personnel costs in other areas.

Operating income for the second quarter of 2013 was $3.3 million, up from $2.8 million for the second quarter of 2012. Operating margin for the second quarter of 2013 was 4.0% compared with operating margin of 3.1% for the second quarter of 2012. Operating margin for the second quarter of 2013 increased due to improved contract performance, reduced overhead and general and administrative expenses, and lower depreciation and amortization expenses.

Net income for the second quarter of 2013 increased to $1.8 million from $1.5 million in the second quarter of 2012. The increase in net income year over year is attributable to the factors affecting operating income and lower interest expense, offset partially by an increase in income taxes and a higher effective income tax rate. Diluted EPS for the second quarter of 2013 was $0.14 compared with $0.11 in the second quarter of 2012.

Days sales outstanding (DSO) was 69 days as of June 30, 2013, down nine days from 78 days last quarter. Cash flow provided by operating activities was $16.5 million for the second quarter of 2013 and $8.2 million for the six months ended June 30, 2013. During the second quarter, cash flow provided by operating activities was used to reduce outstanding borrowings under NCI’s senior credit facility by $16.0 million.

NCI reported total backlog at June 30, 2013, of $570 million, of which $142 million was funded. This compares with total backlog at March 31, 2013, of $623 million, of which $162 million was funded.

Management’s Outlook

Based on the company’s current contract backlog and management’s estimate of future tasking and contract awards, NCI is issuing guidance for its third quarter of 2013 and updating previously issued guidance for full fiscal year 2013. The table below represents management’s current expectations about future financial performance based on information available at this time:

	Third Quarter Fiscal Year 2013 Ending September 30, 2013	Fiscal Year Ending December 31, 2013
Revenue	$70 million–$78 million	$304 million–$320 million
Diluted EPS	$0.08–$0.10	$0.42–$0.48
Diluted shares outstanding	12.8 million	12.8 million

“NCI continued to exceed expectations in generating revenue and earnings per share for the second quarter of 2013, and as a result, we have again raised our forecast for 2013,” said Charles K. Narang, NCI’s Chairman and CEO. “We believe we have taken the necessary steps here at NCI to better compete for and win new awards in the challenging federal procurement environment we’re facing.”

“Disciplined cost control and better operational performance contributed to NCI’s improved profitability in the second quarter. We also saw an uptick in new awards and increases in ceiling values on existing contracts as well as accelerated proposal activity during the quarter,” said NCI’s President, Brian J. Clark. “Incremental new wins together with one or more needle-moving new business awards would be a major step forward in NCI’s turnaround.”

Conference Call Information

As previously announced, NCI will conduct a conference call today at 4:30 p.m. EDT to discuss fiscal second quarter results and guidance for 2013.

Analysts and institutional investors may listen to the conference call by dialing (888) 427-9411 (United States/Canada) or (719) 325-2361 (international) with pass code 9773902. The conference call will be simultaneously provided as a webcast through a link on the NCI website (www.nciinc.com).

A replay of the conference call will be available approximately two hours after the conclusion of the call through August 14, 2013, by dialing (877) 870-5176 (United States/Canada) or (858) 384-5517 (international) and entering pass code 9773902.

About NCI, Inc.

NCI is a leading provider of information technology (IT) and professional services and solutions to U.S. Federal Government agencies. Our award-winning expertise encompasses areas critical to our customers’ mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; health IT and informatics; and training and simulation. Headquartered in Reston, VA, NCI has approximately 2,000 employees at nearly 100 locations worldwide. For more information, visit our website at www.nciinc.com or email investor@nciinc.com. Like us on Facebook and follow us on Twitter (@nciinc_) and LinkedIn.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; a reduction in the overall U.S. Defense budget, volatility in spending authorizations for Defense and Intelligence-related programs by the U.S. Federal Government or a shift in spending to programs in areas where we do not currently provide services; Federal Government shutdowns (such as that which occurred during the Federal Government’s 1996 fiscal year), other delays in the Federal Government appropriations process, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of Federal Government audits of our government contracts; Government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); Federal Government agencies awarding contracts on a technically acceptable/lowest cost basis in order to reduce expenditures; failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACs), agency-specific Indefinite Delivery/Indefinite Quantity (IDIQ) contracts and/or schedule contracts with the General Services Administration; and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risks Factors” in NCI’s Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q.

Any projections of revenue, margins, expenses, earnings, tax provisions, cash flows, benefit obligations, share repurchases, any statements of the plans, strategies and objectives of management for future operations, the execution of cost reduction programs and restructuring and integration plans are also subject to factors that could cause actual results to differ materially from anticipated results.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Financial tables follow

NCI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenue	$82,971	$91,186	$174,512	$190,262
Operating expenses:
Cost of revenue	71,991	80,303	152,468	167,748
General and administrative expenses	6,129	6,342	11,990	13,086
Depreciation and amortization	1,527	1,690	3,145	3,463

Total operating expenses	79,647	88,335	167,603	184,297

Operating income	3,324	2,851	6,909	5,965
Interest expense, net	248	360	499	811

Income before income taxes	3,076	2,491	6,410	5,154
Provision for income taxes	1,265	1,012	2,624	2,090

Net income	$1,811	$1,479	$3,786	$3,064

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	12,825	13,593	12,818	13,585
Net income per share	$0.14	$0.11	$0.30	$0.23

Diluted:
Weighted average shares outstanding	12,825	13,595	12,818	13,613
Net income per share	$0.14	$0.11	$0.30	$0.23

NCI, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par value)

	As of June 30, 2013	As of December 31, 2012
Assets:
Current assets:
Cash and cash equivalents	$1,016	$763
Accounts receivable, net	63,103	62,293
Deferred tax assets, net	3,275	3,269
Income tax receivable	1,376	5,543
Prepaid expenses and other current assets	4,811	5,215

Total current assets	73,581	77,083
Property and equipment, net	10,779	12,564
Other assets	1,464	1,593
Deferred tax assets, net	43,463	43,463
Intangible assets, net	6,167	7,073

Total assets	$135,454	$141,776

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$20,332	$24,148
Accrued salaries and benefits	15,899	15,858
Deferred revenue	1,431	1,032
Other accrued expenses	7,989	7,625

Total current liabilities	45,651	48,663
Long-term debt	10,000	17,500
Other long-term liabilities	2,468	2,723

Total liabilities	58,119	68,886
Stockholders’ equity:
Class A common stock, $0.019 par value—37,500 shares authorized; 9,144 shares issued and 8,228 shares outstanding as of June 30, 2013, and 9,163 shares issued and 8,875 shares outstanding as of December 31, 2012	174	174
Class B common stock, $0.019 par value—12,500 shares authorized; 4,700 shares issued and outstanding as of June 30, 2013 and December 31, 2012	89	89
Additional paid-in capital	70,385	69,726
Treasury stock at cost— 917 shares of Class A common stock as of June 30, 2013 and December 31, 2012	(8,331)	(8,331)
Retained earnings	15,018	11,232

Total stockholders’ equity	77,335	72,890

Total liabilities and stockholders’ equity	$135,454	$141,776

NCI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six months ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$3,786	$3,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,145	3,463
Share-based payments	657	1,169
Deferred income taxes	(6)	171
Changes in operating assets and liabilities:
Accounts receivable, net	(810)	28,503
Prepaid expenses and other assets	4,700	(1,702)
Accounts payable	(3,816)	(11,221)
Accrued expenses	551	(1,428)

Net cash provided by operating activities	8,207	22,019

Cash flows from investing activities:
Purchases of property and equipment	(454)	(1,047)

Net cash used in investing activities	(454)	(1,047)

Cash flows from financing activities:
Borrowings under credit facility	60,300	78,450
Repayments of credit facility	(67,800)	(102,231)
Proceeds from exercise of stock options	0	10

Net cash used in financing activities	(7,500)	(23,771)

Net change in cash and cash equivalents	253	(2,799)
Cash and cash equivalents, beginning of period	763	2,819

Cash and cash equivalents, end of period	$1,016	$20

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$403	$821

Income taxes	$135	$2,910

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